STAR LABEL PRODUCTS, INC.
352 Stokes Road, Suite 200, Medford, NJ  08055
(609) 953-0044 * Fax (609) 953-0062

                             FOR IMMEDIATE RELEASE

          Canterbury Consulting Group, Inc.'s Wholly Owned Subsidiary
                         Star Label Products, Inc.
                  Receives Early Payment of Note Receivable


Medford, NJ - September 26, 2003

Star Label Products, Inc, a wholly owned subsidiary of Canterbury Consulting Group, Inc. (NASDAQ:CITI), announced today that on September 17, 2003 it had received $2,261,352 as payment in full for the total amount of principal and accrued interest it had been owed on a note receivable. This note was received in November 1995 as part of the consideration for the sale of a former business. The note was due to mature in December 2005 with a balloon payment of $1,706,864, but was prepaid twenty-seven months early.

A Star Label Products, Inc. spokesman was quoted as saying, "The early payment of this note receivable provides us with the cash liquidity to explore various avenues now open to the Company. We will be considering our options carefully and will determine where these funds will most benefit our current stability and future growth."

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to general financial, economic, regulatory and political conditions or additional factors unknown to the Company at this time, as well as more specific risks and uncertainties such as those set forth in documents filed by Canterbury Consulting Group, Inc. with the SEC (including, but not limited to, Canterbury's most recent reports on Form 8-K, Form 10-Q and Form 10-K, copies of which are available upon request or over the Internet at www.sec.gov). Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the Company has no intent, and disclaims any obligation, to update any such factors or forward-looking statements to reflect future events or developments.

Contact: Darcy Teibel, Star Label Products, Inc. 609-953-0044